Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF DESIGNATION OF

SERIES B PREFERRED STOCK OF

GENERAL MOLY, INC.
Filed in the Office of the Secretary of State of Delaware

on August 2, 2019

General Moly, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The Board of Directors of the Corporation, by unanimous written consent, duly adopted resolutions setting forth a proposed amendment to the Certificate of Designation of Series B Preferred Stock of the Corporation, filed with the Secretary of State of Delaware on August 2, 2019, declaring said amendment to be advisable and directing the same to be submitted to the holders of the Series B Preferred Stock of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Designation of Series B Preferred Stock of the Corporation, as amended, is hereby further amended by deleting Sections 6(a) in its entirety and substituting in lieu thereof the following:

“(a)  Mandatory Redemption. The Series B is perpetual and has no maturity date. The Corporation shall redeem all of the shares of Series B at the time outstanding, on such date as a majority of the then outstanding principal amount of the Corporation’s Senior Convertible Promissory Notes that were issued in December 2014 (the “2014 Notes”) become due and payable in accordance with their terms (as may be altered by modification, amendment, exchange or otherwise, from time to time), it being agreed and understood that the Corporation’s Senior Promissory Notes issued in December 2019 (the “2019 Notes”) in exchange for the 2014 Notes modified the terms of the 2014 Notes, such that the Corporation’s obligation to redeem the Series B pursuant to this Section 6(a) shall occur on such date as a majority of the then outstanding principal amount of the 2019 Notes become due and payable in accordance with their terms (as maybe altered by modification, amendment, exchange or otherwise, from time to time). The redemption price payable in the event of a redemption pursuant to this Section 6(a) shall be an amount per share equal to the Original Issue Price, plus an amount equal to any dividends per share that have accrued but not been paid for the then-current Dividend Period to but excluding the redemption date, whether or not such dividends have been declared. The redemption price for any shares of Series B shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4(a) above.”

Amendment to Series B Certificate of Designation

SECOND: Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, and in lieu of a meeting and vote of holders of the Series B Preferred Stock, the holders of the Series B Preferred Stock have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

Amendment to Series B Certificate of Designation

IN WITNESS WHEREOF, General Moly, Inc. has caused this Amendment to be signed and attested by its duly authorized officers on this 11th day of March, 2020.

By:	/s/ Scott Roswell
Name:	Scott Roswell
Title:	Chief Legal Officer

Attest:

By:	/s/ Michael K. Branstetter
Name:	Michael K. Branstetter
Title:	Secretary

Amendment to Series B Certificate of Designation